Exhibit 16.2

McElravy, Kinchen & Associates, P.C.
13831 Northwest Freeway, Suite 300
Houston, Texas 77040
Phone: 832.242.9950; Toll Free: 866.770.5931
Fax: 832.242.9956; www.mkacpas.com

September 17, 2008

U.S. Securities and Exchange Commission
Washington, DC 20549
RE: Global Diversified Industries, Inc.

File No.: 333-83231

We have read the statements under Item 4.01 of the Current Report on Form 8-K/A-2 to be filed with the Securities and Exchange Commission on September 17, 2008 regarding the retention of our firm. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the predecessor accountants.

/s/ McElravy, Kinchen & Associates, PC

www.mkacpas.com

Houston, Texas